Stoecklein Law Group, LLP
Practice Limited to Federal Securities

Columbia Center	Telephone: (619) 704-1310
401 West A Street	Facsimile: (619) 704-1325
Suite 1150	email: djs@slgseclaw.com
San Diego, California 92101	web: www.slgseclaw.com

December 13, 2012

Board of Directors
Creative App Solutions, Inc.
3965 Paula Street
La Mesa, CA 91941

Ladies and Gentlemen:

We have acted as counsel to Creative App Solutions, Inc., a Nevada corporation (“the Company”), in connection with a Registration Statement on Form S-1/A No. 2 by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933 (the “Act”). The Registration relates to the proposed registration of 510,000 shares (the “Shares”) of common stock, $0.001 par value per share (the “Common Stock”) of the Company.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates and other documents as we have deemed necessary or appropriate for the purposes of this opinion, including the following: (a) Certificate of Incorporation and Bylaws of the Company, as amended; (b) resolutions adopted by the Board of Directors of the Company, (c) the Registration Statement, together with the Exhibits filed as a part thereof; and (d) Nevada law including the statutory provisions, all applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies, and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company, and due authorization, execution and delivery of all documents by the parties thereto other than the Company.

Based on such foregoing, I am of the opinion that the Company is a corporation duly authorized and validly existing and in good standing under the laws of the State of Nevada and that: (a) the 10,000 Shares offered by the selling stockholder have been duly authorized and are validly issued, fully paid, and non-assessable, and (b) the 500,000 Shares offered by the Company, upon issuance under the terms of the Form S-1, will be duly authorized, validly issued, fully paid, and non-assessable.

This opinion letter has been prepared for your use in connection with the Registration Statement and includes my opinion on Nevada law including the Nevada Constitution, all applicable provisions of Nevada statutes, and reported judicial decisions interpreting those laws.

We hereby consent to the filing of this opinion, or copies thereof, as an exhibit to the Registration Statement and to the statement made regarding our firm under the caption “Interests of Named Experts and Counsel” in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Yours truly,
/s/Donald J. Stoecklein
Stoecklein Law Group, LLP